Exhibit 10.1

 PLAN OF EXCHANGE
BY WHICH

ENVIROSAFE CORP.
(a Delaware corporation)
SHALL ACQUIRE
SI CHUAN DA ZHU FU DA ZHU MA
FANG ZHI YOU XIAN GONG SI.
(a  corporation organized under the laws of the Peoples’ republic of China)

I. RECITALS	3

1. The Parties to this Plan of Exchange:	4
(1.1) Envirosafe Corp	4
(1.2) Si Chuan Da Zhu Fu Da Zhu Ma Fang Zhi You Xian Gong Si	4
(1.3) Maurice Katz	4

2. The Capital of the Parties:	4
(2.1) The Capital of EVSF	4
(2.2) The Capital of Da Zhu Fu Da	4

3. Transaction Descriptive Summary:	4

4. SEC compliance.	4

5. Delaware compliance.	4

6. Audited Financial Statements.	4

II. PLAN OF REOGANIZATION	5

1. Conditions Precedent to Closing.	5
(1.1) Shareholder Approval.	5
(1.2) Board of Directors.	5
(1.3) Due Diligence Investigation.	5
(1.4) The rights of dissenting shareholders	5
(1.5) All of the terms, covenants and conditions	5
(1.6) The representations and warranties	5
(1.7) Certificate of majority shareholders of EVSF	5
(1.8) Absence of EVSF Liabilities	6
(1.9) Delivery of Audited Financial Statements	6

2. Conditions Concurrent and Subsequent to Closing.	6
(2.1) Delivery of Registered Capital of Da Zhu Fu Da.	6
(2.2) Acquisition Share Issuance and Purchase of Common Stock	6
(2.3) Appointment of Da Zhu Fu Da Nominees	6

3. Plan of Acquisition	7
(3.1) Exchange and Reorganization:	7
(3.2) Delivery of Common Stock:	7
(3.3) Issuance of Common Stock:	7
(3.4) Closing/Effective Date:	7
(3.5) Surviving Corporations	7
(3.6) Rights of Dissenting Shareholders:	7
(3.7) Service of Process and Address:	7
(3.8) Surviving Articles of Incorporation:	7
(3.9) Surviving By-Laws:	7
(3.10) Further Assurance, Good Faith and Fair Dealing:	7
(3.11) General Mutual Representations and Warranties.	8
(3.11.1) Organization and Qualification.	8
(3.11.2) Corporate Authority.	8
(3.11.3) Ownership of Assets and Property.	8
(3.11.4) Absence of Certain Changes or Events.	8
(3.11.5) Absence of Undisclosed Liabilities.	9
(3.11.6) Legal Compliance.	9
(3.11.7) Legal Proceedings.	9
(3.11.8) No Breach of Other Agreements.	9
(3.11.9) Capital Stock.	9
(3.11.10) SEC Reports, Liabilities and Taxes.	10
(3.11.11) Brokers' or Finder's Fees.	10
(3.12) Miscellaneous Provisions	10
(3.12.1)	10
(3.12.2)	10
(3.12.3)	11
(3.12.4)	11
(3.12.5)	11
(3.12.6)	11

4. Termination	12

5. Closing	12

6. Merger Clause	12

The Remainder of this Page is Intentionally left Blank format

PLAN OF EXCHANGE
BY WHICH
Envirosafe Corp.
(a Delaware  corporation)
SHALL ACQUIRE
Si Chuan Da Zhu Fu Da Zhu Ma
Fang Zhi You Xian Gong Si

(a corporation organized under the laws of the Peoples’ Republic of China)

    This Plan of Exchange (the “Agreement” or “Plan of Exchange”) is made and dated as of this 18th day of June, 2007, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter.  Notwithstanding the foregoing, it is subject to, and shall be interpreted together with that certain Letter of Intent, dated May 18, 2007 ("LOI"), and the Escrow Agreement, dated May 18, 2007 ("Escrow Agreement"). This Agreement anticipates that extensive due diligence shall have been performed by both parties. All due diligence shall have been completed by the Parties no later than June 18, 2007.

I. RECITALS

1. The Parties (collectively referred to as the "Parties") to this Agreement:

(1.1) Envirosafe Corp. ("EVSF"), a Delaware corporation.

(1.2) Si Chuan Da Zhu Fu Da Zhu Ma Fang Zhi You Xian Gong Si., a corporation organized under the laws of the Peoples’ Republic of China (“Da Zhu Fu Da”).

(1.3) Maurice Katz ("Mr. Katz"), Authorized Representative of EVSF.

2. The Capital of the Parties:

(2.1) The Capital of EVSF consists of 500,000,000 authorized shares of Common Stock, par value $.0001, of which 1,141,250 shares are issued and outstanding, and 10,000,000 authorized shares of Preferred Stock, par value $.0001, of which no shares are issued and outstanding.

(2.2) The Capital of Da Zhu Fu Da consists of RMB 5,000,000 in registered capital (US$1=7.67RMB), which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

3. Transaction Descriptive Summary: EVSF desires to acquire Da Zhu Fu Da and the shareholders of Da Zhu Fu Da (the “Da Zhu Fu Da Shareholders”) desire that Da Zhu Fu Da be acquired by EVSF.  EVSF would acquire 100% of the capital stock of Da Zhu Fu Da in exchange for the issuance by EVSF of 30,000,000 new shares of Common Stock to Da Zhu Fu Da Shareholders or other natural persons designated by them. In addition, Da Zhu Fu Da and/or the Da Zhu Fu Da Shareholders would acquire 632,250 shares of Common Stock from the shareholders of EVSF for a payment by Da Zhu Fu Da and/or the Da Zhu Fu Da Shareholders of an amount equal to $550,000. The distribution of payments will be made by Da Zhu Fu Da to EVSF and the Selling Shareholders in accordance with the Escrow Agreement. The above purchase and issuance will give Da Zhu Fu Da Shareholders or other natural persons designated by them  a 'controlling interest' in EVSF representing approximately 98.4% of the issued and outstanding common shares. Da Zhu Fu Da will not reverse split these shares for one year but shall be allowed to use them towards a shareholder vote. The transaction will not immediately close but shall be conditioned upon (1) EVSF and the EVSF Shareholders’ settlement of all liabilities of EVSF (2) the deposit of 632,250 shares of Common Stock into the account of Escrow Agent in exchange for a payment of $550,000, and (3) issuance of the 30,000,000 new shares of Common Stock and deposit of the same into the account of Escrow Agent. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

4. SEC compliance. EVSF shall cause the filing with the Commission of a Current Report on Form 8-K, within four business days of the date hereof, reporting the execution of this Agreement, and, after the closing, the filing and mailing to its shareholders of an Information Statement on Schedule 14F-1 pursuant to Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended, which is required to be filed and mailed ten days before a change in the majority of the Board of Directors of EVSF other than at a shareholders’ meeting. The Parties contemplate that any change in the majority of the Board of Directors will occur after the closing.

5. Delaware compliance.  Articles of Exchange are required to be filed by Delaware law as the last act to make the plan of exchange final and effective under Delaware law.

6. Audited Financial Statements. Certain filings under the Securities Exchange Act of 1934, such as a Current Report on Form 8-K, require audited financial statements of Da Zhu Fu Da to be filed with the SEC within 71 days of the initial Form 8-K filing with respect to this transaction.  In connection with EVSF’s filing of a Current Report on Form 8-K/A within 71 days after the closing, as it relates to this transaction, audited financial statements of Da Zhu Fu Da will be filed with the SEC in accordance with Form 8-K.  Da Zhu Fu Da has agreed to provide audited financial statements prepared in conformity with U.S. GAAP to EVSF within 71 days after the closing.

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

    (1.1) Shareholder Approval. Da Zhu Fu Da and EVSF shall have secured all requisite shareholder approval for this transaction, and shall have finished all the related procedures in accordance with the laws of its place of incorporation and its constituent documents.
    (1.2) Board of Directors. The Boards of Directors of Da Zhu Fu Da and EVSF shall have approved the transaction and this agreement, in accordance with the laws of their place of incorporation and constituent documents.
    (1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on June 18, 2007.
    (1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied, the expense or cost incurred due to such satisfaction shall be paid by this involving party, and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.
    (1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;
    (1.6) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer,  dated as of the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

    (1.7) Certificate of the Majority Shareholder of EVSF.  It shall be a condition precedent to the obligation of Da Zhu Fu Da and the Da Zhu Fu Da Shareholders to consummate the transactions contemplated herein that a certificate of the Majority Shareholders of EVSF in substantially the following form be delivered to them on the date of execution:

(i)
EVSF is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business.

(ii)	The authorized capitalization and the number of issued and outstanding capital shares of EVSF are accurately and completely set forth in the Plan of Exchange.
(iii)
The issued and outstanding shares of EVSF (including 30,000,000 new investment shares of Common Stock of EVSF to be issued to the Da Zhu Fu Da Shareholders pursuant to Regulation S) have been duly authorized and validly issued and are fully paid and non-assessable.

(iv)
EVSF has the full right, power and authority to sell, transfer and deliver the 632,250 shares of Common Stock of EVSF to the Da Zhu Fu Da Shareholders for the purchase price total of $550,000, and has the full right, power and authority to sell, transfer and deliver the 30,000,000 new investment shares of Common Stock of EVSF to the Da Zhu Fu Da Shareholders, and, upon delivery of the certificates representing such shares as contemplated in the Plan of Exchange, will transfer to the Da Zhu Fu Da Shareholders good, valid and marketable title thereto, free and clear of all liens.

(v)
EVSF has taken all steps in connection with the Plan of Exchange and the issuance of the 30,000,000 new investment shares of Common Stock of EVSF, which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as well as the rules and regulations promulgated pursuant thereto.

(vi)	EVSF has no material liabilities as such term is defined by U.S. generally accepted accounting principles.

(vii)
The sale, transfer and deliver of 632,250 shares of EVSF common stock and 30,000,000 new investment shares of EVSF common stock from EVSF to Da Zhu Fu Da shareholders have no warranty, pledge or interest relating to any third party. Neither is there judgment, decree nor bad, pending or potential appeal, arbitration, judgment or decree of the transfer of the aforementioned shares.

(1.8)    Absence of EVSF and its Subsidiary's Liabilities.  EVSF shall have no material liabilities as such term is defined by U.S. generally accepted accounting principles. A written statement by EVSF’s legal counsel in connection with due diligence shall be delivered to Da Zhu Fu Da. The majority shareholders of EVSF will retain the right to future use of Envirosafe Corp. only if the new management changes EVSF's name. All expenses to prepare and file documents connected to the Plan of Exchange will be paid by each party, respectively. The quarterly accounting review fees after the Closing will also be paid by Da Zhu Fu Da.

(1.9)   Delivery of Audited Financial Statements.   Da Zhu Fu Da shall have delivered to EVSF audited financial statements and an audit report thereon, within 71 days after the closing, for the year ended December 31, 2006 and  for the six months ended June 30, 2007, any required audits shall be prepared by a PCAOB member audit firm in accordance with U.S. GAAP at Da Zhu Fu Da’s expense.

2. Closing and Conditions Concurrent and Subsequent to Closing.

(2.1) Delivery of Registered Capital of Da Zhu Fu Da.  Immediately upon or within 60 days from the date of this agreement, EVSF shall have a 100% beneficial ownership interest in Si Chuan Da Zhu Fu Da Zhu Ma Fang Zhi You Xian Gong Si.

(2.2) Acquisition Share Issuance and Purchase of Common Stock. At the day upon signing this Agreement, Da Zhu Fu Da shall provide all the required shareholders lists to EVSF. Within 28 days after signing this Agreement, EVSF shall deliver 632,250 shares of Common Stock of EVSF to the Da Zhu Fu Da Shareholders in exchange for total payments of $550,000 in cash, and shall issue 30,000,000 new investment shares of Common Stock of EVSF to the Da Zhu Fu Da Shareholders in exchange for 100% of the capital stock of Da Zhu Fu Da, and, as a result, the then outstanding common shares shall be as follows:

EVSF Issued	1,141,250
Acquisition Share Issuance	30,000,000
Resulting Total	31,141,250
Total shares owned by Da Zhu Fa Da	30,632,250

(2.3) Delivery of Registered Capital of Da Zhu Fu Da. EVSF shall provide all the necessary company information to Da Zhu Fu Da in connection with the transaction with Da Zhu Fu Da after signing this Agreement, and shall assign Da Zhu Fu Da or Da Zhu Fu Da nominator in written notice to prepare and file the acquisition documents with the corresponding government departments. Da Zhu Fu Da shall immediately get into the normal procedures upon receiving the signatures of the aforementioned acquisition documents, and shall complete all legal procedures to become EVSF’s wholly-owned subsidiary within 10 business days after receiving all the 30,632,250 shares of EVSF common stock from EVSF.

      (2.4)  Appointment of Da Zhu Fu Da Nominees.  On or immediately after the Closing, nominees of Da Zhu Fu Da shall be appointed to the Board of Directors and as Officers of EVSF to fill the vacancies created by the resignation of EVSF's current management. Said appointments will occur within 10 days of the closing after proper notice has been given pursuant to Rule 14f-1 under the Securities Exchange Act of 1934, as amended.

3. Plan of Exchange

(3.1) Exchange and Reorganization: EVSF and Da Zhu Fu Da shall be hereby reorganized, such that EVSF shall acquire 100% the capital stock of Da Zhu Fu Da, and Da Zhu Fu Da shall become a wholly-owned subsidiary of EVSF.

(3.2) Delivery of Common Stock: Immediately upon the Closing, EVSF shall deposit 632,250 shares of Common Stock of EVSF to the account of Escrow Agent for transfer.

(3.3) Issuance of Common Stock: After the Closing, EVSF shall issue 30,000,000 new investment shares of Common Stock of EVSF to or for the Da Zhu Fu Da Shareholders within 4 weeks upon receiving all the required shareholder information from DA ZHU FU DA.

(3.4) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Securities Exchange Act of 1934, and the filing of Articles of Exchange, if applicable under State Law. Closing shall occur when all conditions of closing have been met or are waived by the parties. The parties anticipate the filing of a Schedule 14F-1 Information Statement at least ten days prior to any change in majority of the Board of Directors of EVSF. The Parties expect to make such filing after the Closing.

       (3.5) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

       (3.6) Rights of Dissenting Shareholders: Each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

       (3.7) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition.  The address of EVSF is 21205 Hickory Forest Way, Germantown, Maryland, 20876. The address of Da Zhu Fu Da is B section, YunDong Road, DaZhu County, Sichun Province, PRC, Peoples’ Republic of China. The address of EVSF will be changed, according to the instruction of Da Zhu Fu Da, before filing of the Form 8-K.

       (3.8) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged. Any changes incurred due to this Agreement, an amendment to Articles of Incorporation shall be filed upon written consents.

(3.9) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.10) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.11) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this agreement, and they speak and shall be true immediately before Closing.

(3.11.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

(3.11.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

(3.11.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

(3.11.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable.  Specifically, and without limitation:

   (3.11.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

   (3.11.4-b) Except as set forth in this Plan of Exchange, neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not  comply with any clause or condition set forth in this Plan of Exchange, or Escrow Agreement;

   (3.11.4-c) Neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

   (3.11.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

   (3.11.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

   (3.11.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.11.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

(3.11.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

(3.11.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

(3.11.8) No Breach of Other Agreements.  This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

(3.11.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.

(3.11.10) SEC Reports, Liabilities and Taxes.   ( i )  EVSF has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of its registration under the Securities Act of 1933, as amended (collectively, including all exhibits thereto, the "EVSF SEC Reports").  None of the EVSF SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading.  All of the EVSF SEC Reports, as of their respective dates (and as of the date of any amendment to the respective EVSF SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the EVSF SEC Reports filed prior to the date hereof, EVSF and its Subsidiary have not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of EVSF and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that would not, in the aggregate, reasonably be expected to have a material adverse effect on EVSF.

(iii) Except as disclosed in the EVSF SEC Reports filed prior to the date hereof, EVSF and its Subsidiary (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects; (ii) have paid all taxes that are shown as due and payable on such filed tax returns or that EVSF or any of its Subsidiaries are obligated to pay without the filing of a tax return; (iii) have paid all other assessments received to date in respect of taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in EVSF’s financial statements; (iv) have withheld from amounts owing to any employee, creditor or other person all taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable;  and (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise tax assessment  or deficiency.

(3.11. 11) Brokers' or Finder's Fees. Each corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.12) Miscellaneous Provisions

(3.112.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties.  In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other.  In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.

(3.12.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(3.12.3) The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

(3.12.4) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

(3.12.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

(3.12.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

4. Termination. The Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 60 days from the date of this Agreement, (iv) if payments scheduled in the Escrow Agreement are not received when due or (v) by either party in the event that a condition of closing is not met by July 31, 2007. In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5. Closing.  The parties hereto contemplate that the closing of this Plan of Exchange shall occur after all of the conditions precedent have been met. The closing deliveries will be made pursuant to the Escrow Agreement dated May 18, 2007, pursuant to which an initial payment of $30,000 was made on May 28, 2007.  Immediately upon signing the Plan, Da Zhu Fu Da will deposit the remaining amount of $520,000 into the US account of the Escrow Agent, and the certificates representing 632,250 shares of Common Stock of EVSF will be delivered to the Escrow Agent for transfer. EVSF shall be paid by Da Zhu Fu Da and/or the Da Zhu Fu Da Shareholders an aggregate amount equal to $550,000. In addition, within 4 weeks of receiving all required shareholder information from DA ZHU FU DA, EVSF shall issue 30,000,000 new investment shares of EVSF Common Stock pursuant to an exemption under Regulation S promulgated under the Securities Act of 1933, as amended, to the Da Zhu Fu Da shareholders. The parties acknowledge that the Escrow Agreement has a default provision that governs the rights of the parties in the event that certain performances are not made on a timely basis and they expressly accept the terms thereof.

6.  Merger Clause.  This Plan of Exchange, together with the LOI and Escrow Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such documents supersede all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superseded, merged and rendered null and void.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

ENVIROSAFE CORP.

By: /s/ Maurice Katz                                                                                                                         By: /s/ Maurice Katz
      Maurice Katz, Authorized Representative                                                                                           Maurice Katz, Individually

SI CHUAN DA ZHU FU DA ZHU MA FANG ZHI YOU XIAN GONG SI

By: /s/ Wen, Jia Shun
Wen, Jia Shun, President